Form 10-K405, Exhibit 13
period 1995-12-31
ML FUTURES INVESTMENTS II LP
filed 1996-03-29
CIK 811533

                                                                   EXHIBIT 13.01


          ML FUTURES INVESTMENTS II L.P.
          (A DELAWARE LIMITED PARTNERSHIP)

          Financial Statements for the years ended
          December 31, 1995, 1994 and 1993
          and Independent Auditors' Report

To:  The Limited Partners of ML FUTURES INVESTMENTS II L.P.

ML Futures Investments II L.P. (the "Fund") ended its eighth fiscal year of trading on December 31, 1995 with a Net Asset Value ("NAV") per Unit of $166.06, representing an increase of 17.08% from the December 31, 1994 NAV per Unit of $141.84. During the fiscal year, trading profits were generated in the interest rate, currency, energy, stock index and agriculture sectors while losses were incurred in the metals sector.

In 1995, price trends which prevailed in several key markets enabled the Fund's Trading Advisors to trade profitably for the Fund. Although trading in many of the traditional commodity markets may have been lackluster, the currency and financial markets offered exceptional trading opportunities. Soaring stock prices and falling interest rates, coupled with significant currency moves, resulted in profitable trading opportunities in these markets throughout the year.

After months characterized by very difficult trading environments, solid price trends across many markets began to emerge during the first quarter of 1995. In February, bond markets worldwide recovered some of the ground lost in the previous year. Specifically, U.S. Treasury prices improved, spurred by the belief that growth in the U.S. economy was slowing enough for inflation to stabilize. The Fund was also able to profit in the non-dollar markets, as German and Japanese bonds rallied. In the currency markets, the Deutsche mark hit a two-year high of DM/US$ 1.4613 on February 24.

In the second quarter, market volatility once again began to cast its shadow on trading as many previously strong price trends began to weaken and even reverse in some cases. During April, the U.S. dollar hit new lows versus the Japanese yen and Deutsche mark before sharply rebounding. The U.S. dollar experienced another sharp rally in May, due to intervention on the part of major central banks, potential trade sanctions against Japan and congressional action to reduce the federal budget. In June, strong indications that the U.S. economy was slowing, coupled with a failure of the Bundesbank to lower the Lombard rate, stalled a rally in the German bond market.

In July, Alan Greenspan's optimistic comments concerning the U.S. economy led to a sudden correction in U.S. bond prices after several months of a strong uptrend. Throughout August and into September, the U.S. dollar rallied sharply against the Japanese yen and the Deutsche mark. The dollar's rally was supported by coordinated intervention on the part of major central banks and further bolstered on August 30 by the potential impact of the growing banking crisis in Japan.

Despite continued price volatility during the final quarter of 1995, the Fund's Trading Advisors were able to single out some trends in key markets. U.S. Treasury bond prices continued their strong move upward throughout November due to weak economic data and optimism on Federal budget talks. By month-end, the 30-year Treasury bond rate was pushed to its lowest level in more than two years. U.S. bond prices weakened during December as government budget talks continued to stall. By month-end, however, prices strengthened somewhat as the yield on the U.S. long bond fell below 6% for the first time in over two years.

1995 proved to be a good year for the Fund. As General Partner and Trading Manager of the Fund, we believe that the Fund's strategy of focused diversification positioned the Fund well to profit from a variety of trading opportunities during the year. We continue to work diligently with the Trading Advisors to meet the Fund's objective of substantial capital appreciation over the long-term and look forward to the new fiscal year and the trading opportunities it may bring.

                                     Sincerely,
                                     John R. Frawley, Jr.
                                     President
                                     MERRILL LYNCH INVESTMENT PARTNERS INC.
                                     (General Partner)

FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

ML FUTURES INVESTMENTS II L.P.
(A Delaware Limited Partnership)
 ------------------------------


TABLE OF CONTENTS
----------------------------------------------------
                                                Page
                                                ----

INDEPENDENT AUDITORS' REPORT                      1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
DECEMBER 31, 1995, 1994 and 1993:

 Statements of Financial Condition                2

 Statements of Operations                         3

 Statements of Changes in Partners' Capital       4

 Notes to Financial Statements                 5-10

INDEPENDENT AUDITORS' REPORT
----------------------------



To the Partners of
  ML Futures Investments II L.P.

We have audited the accompanying statements of financial condition of ML Futures Investments II L.P. (a Delaware limited partnership; the "Partnership") as of December 31, 1995 and 1994, and the related statements of operation and of changes in partners' capital for each of the three years in the period ended December 31, 1995. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these financial statements present fairly, in all material respects, the financial position of ML Futures Investments II L.P. (a Delaware limited partnership) as of December 31, 1995 and 1994, and the results of its operations for each of the three years in the period ended December 31, 1995 in conformity with generally accepted accounting principles.



DELOITTE & TOUCHE LLP

January 26, 1996
New York, New York

ML FUTURES INVESTMENTS II L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1995 AND 1994
--------------------------------------------------------------------------------

                                                                    1995          1994
                                                                ------------  -----------
ASSETS
------
Accrued interest (Note 2)                                       $    65,021   $    70,399
Equity in commodity futures trading accounts:
    Cash and option premiums                                     14,612,463    14,932,872
    Net unrealized gain on open contracts                         2,029,049     2,149,465
                                                                -----------   -----------

                TOTAL                                           $16,706,533   $17,152,736
                                                                ===========   ===========

LIABILITIES AND PARTNERS' CAPITAL
---------------------------------

LIABILITIES:
    Redemptions payable                                         $   351,715   $   150,634
    Brokerage commissions payable (Note 2)                          139,221       142,935
    Profit shares payable                                            80,159        90,438
                                                                -----------   -----------

            Total liabilities                                       571,095       384,007
                                                                -----------   -----------

PARTNERS' CAPITAL:
    General Partner (1,229 and 1,629 Units)                         204,068       231,044
    Limited Partners (95,936 and 116,590 Units)                  15,931,370    16,537,685
                                                                -----------   -----------

            Total partners' capital                              16,135,438    16,768,729
                                                                -----------   -----------

                TOTAL                                           $16,706,533   $17,152,736
                                                                ===========   ===========
NET ASSET VALUE PER UNIT
(Based on 97,165 and 118,219  outstanding)                          $166.06       $141.84
                                                                ===========   ===========

See notes to financial statements.

ML FUTURES INVESTMENTS II L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF OPERATIONS
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
--------------------------------------------------------------------------------

                                                           1995          1994          1993
                                                        ----------   -----------   -----------
REVENUES:
    Trading profits (loss):
       Realized                                         $3,732,452   $ 1,431,115   $ 5,305,174
 Change in unrealized                                     (120,416)     (270,445)      729,583
                                                        ----------   -----------   -----------

        Total trading results                            3,612,036     1,160,670     6,034,757

    Interest income (Note 2)                               806,886       614,734       451,294
                                                        ----------   -----------   -----------

        Total revenues                                   4,418,922     1,775,404     6,486,051
                                                        ----------   -----------   -----------

EXPENSES:
    Profit shares                                          293,724       380,332       654,698
    Brokerage commissions (Note 2)                       1,622,255     1,764,298     2,148,038
                                                        ----------   -----------   -----------

        Total expenses                                   1,915,979     2,144,630     2,802,736
                                                        ----------   -----------   -----------

NET INCOME (LOSS)                                       $2,502,943   $  (369,226)  $ 3,683,315
                                                        ==========   ===========   ===========
NET INCOME (LOSS) PER UNIT:
     Weighted average number of Units
      outstanding (Note 4)                                 107,979       127,755       155,275
                                                        ==========   ===========   ===========
     Weighted average net income (loss)
     per Unit                                               $23.18        $(2.89)       $23.72
                                                        ==========   ===========   ===========

See notes to financial statements.

ML FUTURES INVESTMENTS II L.P.
(A Delaware Limited Partnership)
 ------------------------------

STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
--------------------------------------------------------------------------------

                                                      Limited       General
                                            Units     Partners      Partner       Total
                                          -------   -----------   -----------   -----------
PARTNERS' CAPITAL,
DECEMBER 31, 1992                         179,342   $21,340,267   $   391,251   $21,731,518

Redemptions                               (42,463)   (5,517,941)     (212,992)   (5,730,933)
Net income                                     --     3,627,336        55,979     3,683,315
                                          -------   -----------   -----------   -----------
PARTNERS' CAPITAL,
DECEMBER 31, 1993                         136,879    19,449,662       234,238    19,683,900

Redemptions                               (18,660)   (2,545,945)           --    (2,545,945)
Net loss                                       --      (366,032)       (3,194)     (369,226)
                                          -------   -----------   -----------   -----------

PARTNERS' CAPITAL,
DECEMBER 31, 1994                         118,219    16,537,685       231,044    16,768,729

Redemptions                               (21,054)   (3,075,946)      (60,288)   (3,136,234)
Net income                                     --     2,469,631        33,312     2,502,943
                                          -------   -----------   -----------   -----------
PARTNERS' CAPITAL,
DECEMBER 31, 1995                          97,165   $15,931,370   $   204,068   $16,135,438
                                          =======   ===========   ===========   ===========

See notes to financial statements.

ML FUTURES INVESTMENTS II L.P.
(A Delaware Limited Partnership)
 ------------------------------

NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1995, 1994 AND 1993
--------------------------------------------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

ML Futures Investments II L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on January 20, 1987 and completed its initial Public offering of units of limited partnership interest ("Initial Units") on April 28, 1988. The Partnership commenced trading activities on May 2, 1988. The Partnership engages in the speculative trading of futures, options and forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. (formerly ML Futures Investment Partners Inc.) ("MLIP" or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group, Inc. ("Merrill Lynch"), which in turn is a wholly-owned subsidiary of Merrill Lynch & Co., Inc., is the general partner of the Partnership, and Merrill Lynch Futures Inc. ("MLF"), also an affiliate of Merrill Lynch, is its commodity broker. MLIP has agreed to maintain a general partner's interest of at least 1% of the total capital in the Partnership. MLIP and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interests in it.

MLIP selects independent advisors (the "Advisors" or the "Trading Advisors") to manage the Partnership's assets, and allocates and reallocates the Partnership's assets among existing, replacement and additional Advisors.

Estimates
---------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

Revenue Recognition
-------------------

Commodity futures, options, and forward contract transactions are recorded on the trade date and open contracts are reflected in the financial statements at their fair value on the last business day of the reporting period. The difference between the original contract amount and fair value is reflected in income as an unrealized gain or loss. Fair value is based on quoted market prices. All commodity futures, options and forward contracts are reflected at fair value in the financial statements.

Operating Expenses
------------------

MLIP pays all routine operating expenses (including legal, accounting, printing, postage and similar administrative expenses) of the Partnership. MLIP receives a portion of the brokerage commissions paid to MLF by the Partnership as reimbursement for the foregoing expenses.

Income Taxes
------------

No provision for income taxes has been made in the accompanying financial statements as each partner is individually responsible for reporting income or loss based on their respective share of the Partnership's income and expenses as reported for income tax purposes.

Distributions
-------------

The Unitholders are entitled to receive, equally per Unit, any distributions which may be made by the Partnership. No such distributions have been made as of December 31, 1995.

Redemptions
-----------

A Limited Partner may require the Partnership to redeem some or all their Limited Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice.

Dissolution of the Partnership
------------------------------

The Partnership will terminate on December 31, 2007 or at an earlier date if certain conditions occur, as well as under certain other circumstances, as set forth in the Limited Partnership Agreement.

2.  RELATED PARTY TRANSACTIONS

All of the Partnership's assets are deposited with MLF. As a means of approximating the interest rate which would be earned by the Partnership had 100% of its Net Assets on deposit with MLF been invested in 91-day Treasury bills, MLF pays the Partnership interest on its account equity on deposit with MLF at a rate of 0.5 of 1% per annum below the prevailing 91-day Treasury bill rate. In the case of its trading in certain foreign futures contracts, the Partnership deposits margin in foreign currency denominated instruments or cash and earns interest generally at a rate of 0.5 of 1% per annum below the London Clearing Broker Rate. Any additional economic benefit derived from possession of the Partnership's assets accrues to MLF or its affiliates.

The Partnership pays brokerage commissions to MLF at a flat monthly rate of 0.83 of 1% (a 10% annual rate) of the Partnership's month-end assets. Month-end assets are not reduced for purposes of calculating brokerage commissions by any accrued but unpaid brokerage commissions, Profit shares or other fees or charges. MLIP estimates that the round-turn equivalent commission rate charged to the Partnership during the years ended December 31, 1995, 1994 and 1993, was approximately $90, $24 and $28, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

MLF pays the Advisors annual Consulting Fees ranging from 2% to 4% of the Partnership's average month-end assets, after reduction for a portion of brokerage commissions.

The Partnership trades forward contracts through a Foreign Exchange Desk (the "F/X Desk") established by MLIP, that contacts at least two counterparties along with Merrill Lynch International Bank ("MLIB"), for all of the Partnership's currency trades. All counterparties other than MLIB are unaffiliated with any Merrill Lynch entity. The F/X Desk charges a service fee equal (at current exchange rates) to approximately $5.00 to $12.50 on each purchase or sale of a futures contract-equivalent face amount of a foreign currency. No service fees are charged on any trades awarded to MLIB (which receives a "bid-ask" spread on such trades). MLIB is awarded trades only if its price (which includes no service fee) is equal to or better than the best price (including the service fee) offered by any of the other counterparties contacted.

The F/X Desk trades on the basis of credit lines provided by a Merrill Lynch entity. The Partnership is not required to margin or otherwise guarantee its F/X Desk trading.

Certain of the Partnership's currency trades are executed in the form of "exchange of futures for physical" ("EFP") transactions involving MLIB and MLF. In these transactions, a spot or forward (collectively referred to as "cash") currency position is acquired and exchanged for an equivalent futures position on the Chicago Mercantile Exchange's International Monetary Market. In its EFP trading, the Partnership acquires cash currency positions through the F/X Desk in the same manner and on the same terms as in the case of the Partnership's other F/X Desk trading. When the Partnership exchanges these positions for futures, there is a "differential" between the prices of these two positions. This "differential" reflects, in part, the different settlement dates of the cash and the futures contracts as well as prevailing interest rates, but also includes a pricing spread in favor of MLIB or another Merrill Lynch entity.

The Partnership's F/X Desk service fee and EFP differential costs have, to date, totaled no more than 0.25 of 1% per annum of the Partnership's average month-end Net Assets.

3.  AGREEMENTS

The Partnership and the Advisors have each entered into Advisory Agreements. These Advisory Agreements generally terminate one year after they are entered into, subject to certain renewal rights exercisable by the Partnership. The Advisors determine the commodity futures and forward contract trades to be made on behalf of their respective Partnership accounts, subject to certain Partnership trading policies and to certain rights reserved by MLIP.

Profit shares, generally ranging from 15% to 25% of any New Trading Profit, as defined, recognized by each Advisor, considered individually irrespective of the overall performance of the Partnership, as of the end of each calendar quarter are paid by the Partnership to each Advisor. Profit shares are also paid out in respect of Units redeemed as of the end of interim months during a calendar quarter to the extent of the applicable percentage of any New Trading Profit attributable to such Units.

4.  WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average number of Units outstanding at December 31, 1995, 1994 and 1993 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the preceding period.

5.  FAIR VALUE AND OFF-BALANCE SHEET RISK

The Partnership trades futures, options and forward contracts in interest rates, stock indices, commodities, currencies, energy and metals. The Partnership's revenues by reporting category were as follows:

                                                           1995
                                                  Total Trading Results
                                                  ---------------------
Interest Rate
  and Stock Indices                                    $ 3,053,438
Commodities                                                164,606
Currencies                                               1,104,325
Energy                                                     476,395
Metals                                                  (1,186,728)
                                                       -----------
                                                       $ 3,612,036
                                                       ===========

Market Risk
-----------

Derivative instruments involve varying degrees of off-balance sheet market risk, and changes in the level or volatility of interest rates, foreign currency exchange rates or the market values of the financial instruments or commodities underlying such derivative instruments frequently result in changes in the Partnership's unrealized gain or loss on such derivative instruments as reflected in the Statements of Financial Condition. The Partnership's exposure to market risk is influenced by a number of factors, including the relationships among the derivative instruments held by the Partnership as well as the volatility and liquidity of the markets in which the derivative instruments are traded.

The General Partner has procedures in place intended to control market risk, although there can be no assurance that they will, in fact, succeed in doing so. These procedures focus primarily on monitoring the trading of the Advisors selected from time to time for the Partnership, calculating the Net Asset Value of the Advisors' respective Partnership accounts as of the close of business on each day and reviewing outstanding positions for over-concentration -- both on an Advisor-by-Advisor and on an overall Partnership basis. While the General Partner will not itself intervene in the markets to hedge or diversify the Partnership's market exposure, the General Partner may urge Advisors to reallocate positions, or itself reallocate Partnership assets among Advisors (although typically only as of the end of a month) in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that an Advisor has begun to deviate from past practice or trading policies or to be trading erratically, the General Partner's basic risk control procedures consist simply of the ongoing process of Advisor monitoring and selection, with the market risk controls being applied by the Advisors themselves.

Fair Value
----------

The derivative instruments used in the Partnership's trading activities are marked to market daily with the resulting unrealized gains or losses recorded in the Statements of Financial Condition and the related profit or loss reflected in trading revenues in the Statements of Operations. The contract/notional values of open contracts as of December 31, 1995 and 1994 were as follows:

                                       December 31, 1995                          December 31, 1994
                           ----------------------------------------  ----------------------------------------
                              Commitment to        Commitment to        Commitment to        Commitment to
                           Purchase (Futures,     Sell (Futures,     Purchase (Futures,     Sell (Futures,
                           Options & Forwards)  Options & Forwards)  Options & Forwards)  Options & Forwards)
                          --------------------  -------------------  -------------------  -------------------
Interest Rate
and Stock Indices             $129,489,560          $31,263,822          $36,656,901          $52,422,164
Commodities                      7,069,814              488,365            7,799,867              808,654
Currencies                       4,837,858            7,541,184           18,918,896           24,870,676
Energy                           3,753,322            1,008,952            5,984,265            1,763,110
Metals                           9,115,049            1,405,316            9,865,956            2,923,934
                              ------------          -----------          -----------          -----------
                              $154,265,603          $41,707,639          $79,225,885          $82,788,538
                              ============          ===========          ===========          ===========

Substantially all of the Partnership's derivative instruments outstanding as of December 31, 1995 expire within one year.

The contract/notional value of the Partnership's open exchange-traded and non-exchange-traded open derivative instrument positions as of December 31, 1995 was as follows:

                              Commitment to       Commitment to
                           Purchase (Futures,     Sell (Futures,
                          Options & Forwards)  Options & Forwards)
                          -------------------  -------------------
Exchange-Traded              $149,690,079          $39,752,029
Non-Exchange-Traded             4,575,524            1,955,610
                             ------------          -----------
                             $154,265,603          $41,707,639
                             ============          ===========

The average fair value of the Partnership's derivative instrument positions which were open as of the end of each calendar month during the year ended December 31, 1995 was as follows:

                           Commitment to       Commitment to
                        Purchase (Futures,     Sell (Futures,
                        Options & Forwards)  Options & Forwards)
                        -------------------  -------------------
Interest Rate and
  Stock Indices            $ 87,503,045          $ 9,790,296
Commodities                   6,850,876            1,132,188
Currencies                    9,693,546           11,307,390
Energy                        2,831,169              677,595
Metals                        7,755,902            2,700,777
                           ------------          -----------
                           $114,634,538          $25,608,246
                           ============          ===========

A portion of the amounts indicated as off-balance sheet risk reflects offsetting commitments to purchase and sell the same derivative instrument on the same date in the future. These commitments are economically offsetting but are not, as a technical matter, offset in the forward market until the settlement date.

Credit Risk
-----------

The risks associated with exchange-traded contracts are typically perceived to be less than those associated with over-the-counter (non-exchange-traded) transactions, because exchanges typically (but not universally) provide clearinghouse arrangements in which the collective credit (in some cases limited in amount, in some cases not) of the members of the exchange is pledged to support the financial integrity of the exchange. In over-the-counter transactions, on the other hand, traders must rely solely on the credit of their respective individual counterparties. Margins, which may be subject to loss in the event of a default, are generally required in exchange trading, and counterparties may also require margin in the over-the-counter markets.

The fair value amounts in the above tables represent the extent of the Partnership's market exposure in the particular class of derivative instrument listed, but not the credit risk associated with counterparty nonperformance.
The credit risk associated with these instruments from counterparty nonperformance is the net unrealized gain, if any, included in the Statements of Financial Condition. The Partnership also has credit risk because the sole counterparty or broker with respect to most of the Partnership's assets is MLF.

As of December 31, 1995 and 1994, $13,723,065 and $5,434,990 of the
Partnership's assets, respectively, were held in segregated accounts at MLF in accordance with Commodity Futures Trading Commission regulations.

The gross unrealized gain and the net unrealized gain (loss) on the Partnership's open derivative instrument positions as December 31, 1995 were as follows:

                         Gross Unrealized  Net Unrealized
                               Gain          Gain (Loss)
                         ----------------  --------------
Exchange-Traded              $1,523,390      $1,128,424
Non-Exchange-Traded              54,965         900,625
                             ----------      ----------
                             $1,578,355      $2,029,049
                             ==========      ==========

The Partnership controls credit risk by dealing almost exclusively with Merrill Lynch entities as brokers and counterparties.



                 To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.



                                James M. Bernard
                            Chief Financial Officer
                         ML Futures Investments II L.P.
                     Merrill Lynch Investment Partners Inc.