Form 10-K405, Exhibit 13
period 1997-12-31
ML FUTURES INVESTMENTS II LP
filed 1998-03-26
CIK 811533

                        ML FUTURES INVESTMENTS II L.P.
                       (A DELAWARE LIMITED PARTNERSHIP)


                   Financial Statements for the years ended
                       December 31, 1997, 1996 and 1995
                       and Independent Auditors' Report

To:  The Limited Partners of ML FUTURES INVESTMENTS II L.P.

ML Futures Investments II L.P. (the "Fund" or "Partnership") ended its tenth fiscal year of trading on December 31, 1997 with a Net Asset Value ("NAV") per Unit of $177.53, representing an increase of 4.76% from the December 31, 1996 NAV per Unit of $169.46. During 1997, trading profits were generated in the interest rate, currency, metals and stock index markets while losses were incurred in energy and agriculture trading. (Trading results include that of the Advisors, as well as, the Trading LLCs (defined in Note 5 to the financial statements)).

Trend reversals and extreme market volatility, affected by such factors as the Asian flu and El Nino, were characteristic of most of 1997. However, the year proved to be a profitable one overall for the Fund as trends in several key markets enabled the Trading Advisors to profit despite the significant obstacles. Although trading results in several sectors may have been lackluster, the global currency and bond markets offered noteworthy trading opportunities, which resulted in significant profits in these markets during the year. Additionally, the currency and interest rate sectors of the Fund's portfolio represented its largest percentage of market commitments.

In currency markets, the U.S. dollar rallied and started 1997 on a strong note, rising to a four-year high versus the Japanese yen and two-and-a-half year highs versus the Deutsche mark and the Swiss franc. However, the dollar underwent two significant corrections during the year. The first correction occurred in the Spring against the Japanese yen, due to the G7 finance ministers' determination that a further dollar advance would be counter-productive to their current goals. From August through mid-November, the dollar corrected against the Eurocurrencies in advance of a well-advertised tightening by the Bundesbank. By mid-December the dollar had bounced back to new highs against the yen and was rallying against the mark.

Global interest rate markets began the year on a volatile note, as investors evaluated economic data for signs of inflation. By the middle of the year, economic data in key countries was positive indicating lower inflation and igniting a worldwide rally in the bond markets. Specifically, investor sentiment was particularly strong in the U.S., where prices on the 30-year Treasury bond and 10-year Treasury note rose to their highest levels in over two years. This followed a largely positive economic report delivered by Federal Reserve Chairman Greenspan in testimony before Congress. Effects of the plunge in the Hong Kong stock market in late October spread rapidly throughout the world's financial markets, including global bond markets. After continued volatility in subsequent months made trading difficult, 1997 interest rate trading ended on a positive note when U.S. and Japanese bond markets rallied as a flight to safety from plunging stock markets around the world occurred in December.

In energy markets, a slump in crude oil prices was characteristic of its lackluster performance from the beginning of the year. Early in 1997, volatility returned in the energy markets, reflecting the impact of a winter significantly warmer than normal. By mid-year, the decline in prices reversed sharply as Saudi Arabia and Iran, together represently about 45% of OPEC's oil production, joined forces to pressure oil-producing nations to stay within OPEC production quotas. In December, financial and economic problems in Asia reduced demand for oil, and in combination with ample supplies, resulted in crude oil prices declining once again.

Although the overall return for the Fund might have paled in comparison to some of the popular market indices during 1997, a significant observation is worth noting. From the time the Dow Jones industrial average hit its high of 8259.31 in August through the end of the year, it declined 4.25% with a continued increase in volatility. Conversely, the Fund, which has been designed with the objective of producing returns non-correlated to traditional debt and equity markets, steadily improved performance during the same time period. We appreciate your continued investment in the Fund and look forward to 1998 and the trading opportunities it may bring.


                                        Sincerely,
                                        John R. Frawley, Jr.
                                        President
                                        MERRILL LYNCH INVESTMENT PARTNERS INC.
                                        (General Partner)

FUTURES TRADING IS SPECULATIVE AND INVOLVES A HIGH DEGREE OF RISK. PAST PERFORMANCE IS NOT NECESSARILY INDICATIVE OF FUTURE RESULTS.

ML FUTURES INVESTMENTS II L.P.
(A Delaware Limited Partnership)



TABLE OF CONTENTS
-------------------------------------------------------

                                                   Page
                                                   ----

INDEPENDENT AUDITORS' REPORT                          1

FINANCIAL STATEMENTS FOR THE YEARS ENDED
     DECEMBER 31, 1997, 1996 AND 1995:

     Statements of Financial Condition                2

     Statements of Income                             3

     Statements of Changes in Partners' Capital       4

     Notes to Financial Statements                  5-12

INDEPENDENT AUDITORS' REPORT




To the Partners of
 ML Futures Investments II L.P.:

We have audited the accompanying statements of financial condition of ML Futures Investments II L.P. (a Delaware limited partnership; the "Partnership") as of December 31, 1997 and 1996, and the related statements of income and changes in partners' capital for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Partnership's management. Our responsibility is to express an opinion on these financial statements based on our audits.

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

In our opinion, these financial statements present fairly, in all material respects, the financial position of ML Futures Investments II L.P. as of December 31, 1997 and 1996, and the results of its operations for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.


DELOITTE & TOUCHE LLP

February 6, 1998
New York, New York

ML FUTURES INVESTMENTS II L.P.
(A Delaware Limited Partnership)
-------------------------------


STATEMENTS OF FINANCIAL CONDITION
DECEMBER 31, 1997 AND 1996
-----------------------------------------------------------------------------------------------------------

                                                                        1997                      1996
                                                                 ---------------           ----------------
ASSETS

Accrued interest (Note 2)                                              $ 26,760                   $ 43,202
Equity in commodity futures trading accounts:
  Cash and options premiums                                           5,939,906                 10,849,816
  Net unrealized profit on open contracts                                68,216                      3,892
Investments (Note 5)                                                  6,789,050                  3,680,154
Receivable from investments (Note 5)                                     72,626                     39,689
                                                                 ---------------           ----------------

            TOTAL                                                  $ 12,896,558               $ 14,616,753
                                                                 ===============           ================


LIABILITIES AND PARTNERS' CAPITAL

LIABILITIES:
  Redemptions payable                                                  $ 97,997                  $ 153,870
  Brokerage commissions payable (Note 2)                                 44,153                     88,521
  Profit Shares payable (Note 3)                                          3,398                     75,440
  Administrative fees payable (Note 2)                                    1,262                      2,270
                                                                 ---------------           ----------------

      Total liabilities                                                 146,810                    320,101
                                                                 ---------------           ----------------


PARTNERS' CAPITAL:
  General Partner (1,229 Units and 1,229 Units)                         218,182                    208,266
  Limited Partner (70,589 Units and 83,137 Units)                    12,531,566                 14,088,386
                                                                 ---------------           ----------------

      Total partners' capital                                        12,749,748                 14,296,652
                                                                 ---------------           ----------------

            TOTAL                                                  $ 12,896,558               $ 14,616,753
                                                                 ===============           ================

NET ASSET VALUE PER UNIT
(Based on 71,818 and 84,366 outstanding)                               $ 177.53                   $ 169.46
                                                                 ===============           ================

See notes to financial statements.

ML FUTURES INVESTMENTS II L.P.
(A Delaware Limited Partnership)
-------------------------------


STATEMENTS OF INCOME
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
----------------------------------------------------------------------------------------------------------


                                                           1997               1996               1995
                                                       --------------     --------------     --------------
REVENUES:
  Trading profits (loss):
    Realized                                               $ 308,501        $ 3,382,048        $ 3,732,452
    Change in unrealized                                      64,324         (2,025,157)          (120,416)
                                                       --------------     --------------     --------------

      Total trading results                                  372,825          1,356,891          3,612,036

    Interest income (Note 2)                                 345,022            668,742            806,886
                                                       --------------     --------------     --------------

      Total revenues                                         717,847          2,025,633          4,418,922
                                                       --------------     --------------     --------------


EXPENSES:
  Profit Shares (Note 3)                                      10,277            326,058            293,724
  Brokerage commissions (Note 2)                             595,634          1,418,126          1,622,255
  Administrative fees (Note 2)                                16,844             36,362                  -
                                                       --------------     --------------     --------------

      Total expenses                                         622,755          1,780,546          1,915,979
                                                       --------------     --------------     --------------

INCOME FROM INVESTMENT (Note 5)                              571,891             37,777                  -
                                                       --------------     --------------     --------------

NET INCOME                                                 $ 666,983          $ 282,864        $ 2,502,943
                                                       ==============     ==============     ==============


NET INCOME PER UNIT OF
  PARTNERSHIP INTEREST:
    Weighted average number of Units
      outstanding (Note 4)                                    78,000             90,860            107,979
                                                       ==============     ==============     ==============

    Net income per weighted average General
      Partner and Limited Partner Unit                        $ 8.55             $ 3.11            $ 23.18
                                                       ==============     ==============     ==============

See notes to financial statements.

ML FUTURES INVESTMENTS II L.P.
(A Delaware Limited Partnership)
--------------------------------


STATEMENTS OF CHANGES IN PARTNERS' CAPITAL
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
--------------------------------------------------------------------------------------------------------------


                                       Units          Limited Partners    General Partner           Total
                                     -----------    ------------------    ----------------     ----------------
PARTNERS' CAPITAL,
  DECEMBER 31, 1994                     118,219         $ 16,537,685            $ 231,044         $ 16,768,729

Redemptions                             (21,054)          (3,075,946)             (60,288)          (3,136,234)

Net income                                    -            2,469,631               33,312            2,502,943
                                     -----------    -----------------     ----------------     ----------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1995                      97,165           15,931,370              204,068           16,135,438

Redemptions                             (12,799)          (2,121,650)                   -           (2,121,650)

Net income                                    -              278,666                4,198              282,864
                                     -----------    -----------------     ----------------     ----------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1996                      84,366           14,088,386              208,266           14,296,652

Redemptions                             (12,548)          (2,213,887)                   -           (2,213,887)

Net income                                    -              657,067                9,916              666,983
                                     -----------    -----------------     ----------------     ----------------

PARTNERS' CAPITAL,
  DECEMBER 31, 1997                      71,818         $ 12,531,566            $ 218,182         $ 12,749,748
                                     ===========    =================     ================     ================

See notes to financial statements.

ML FUTURES INVESTMENTS II L.P.
(A Delaware Limited Partnership)
--------------------------------


NOTES TO FINANCIAL STATEMENTS
FOR THE YEARS ENDED DECEMBER 31, 1997, 1996 AND 1995
------------------------------------------------------------------------

1.  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Organization

ML Futures Investments II L.P. (the "Partnership") was organized under the Delaware Revised Uniform Limited Partnership Act on January 20, 1987 and completed its initial public offering of units of limited partnership interest ("Units") on April 28, 1988. The Partnership commenced trading activities on May 2, 1988. The Partnership engages in speculative trading of futures, options on futures and forward contracts on a wide range of commodities. Merrill Lynch Investment Partners Inc. (formerly, ML Futures Investment Partners Inc.) ("MLIP" or the "General Partner"), a wholly-owned subsidiary of Merrill Lynch Group, Inc., which, in turn, is a wholly-owned subsidiary of Merrill Lynch & Co., Inc. ("Merrill Lynch"), is the general partner of the Partnership, and Merrill Lynch Futures Inc. ("MLF"), also an affiliate of Merrill Lynch, is its commodity broker. MLIP has agreed to maintain a general partner's interest of at least 1% of the total capital in the Partnership. MLIP and each Limited Partner share in the profits and losses of the Partnership in proportion to their respective interest in it.

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

Revenue Recognition

Commodity futures, options on futures and forward contract transactions are recorded on the trade date, and open contracts are reflected in the net unrealized profit on open contracts in the Statements of Financial Condition at the difference between the original contract value and the fair value. The change in net unrealized profit (loss) on open contracts from one period to the next is reflected in change in unrealized in the Statements of Income. Fair value is based on quoted market prices on the exchange or market on which the contract is traded.

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

Distributions

The Unitholders are entitled to receive, equally per Unit, any distributions which may be made by the Partnership. No such distributions had been made as of December 31, 1997.

Redemptions

A Limited Partner may require the Partnership to redeem some or all of such Partner's Units at Net Asset Value as of the close of business on the last business day of any month upon ten calendar days' notice.

Dissolution of the Partnership

The Partnership will terminate on December 31, 2007, or at an earlier date if certain conditions occur, as well as under certain circumstances, as set forth in the Limited Partnership Agreement.

2.  RELATED PARTY TRANSACTIONS

The Partnership U.S. dollar assets are held at MLF. On the cash held at MLF, the Partnership receives interest from Merrill Lynch at the prevailing 91-day U.S. Treasury bill rate. Merrill Lynch may derive certain economic benefits, in excess of the interest which Merrill Lynch pays to the Fund, from possession of such cash.

Merrill Lynch credits the Partnership with interest on the Partnership's non-U.S. dollar-denominated assets based on local short-term rates. Merrill Lynch charges the Partnership Merrill Lynch's cost of financing realized and unrealized losses on the Partnership's non-U.S. dollar-denominated positions.

The General Partner has determined that there may have been a miscalculation in the interest credited to the Partnership for a period prior to November 1996 (such period may extend prior to that covered by these financial statements). Accordingly, the General Partner credited current and former investors who maintained a Merrill Lynch customer account in December 1997 with interest which was compounded. Former investors who do not maintain a Merrill Lynch customer account will be credited as their response forms are processed. The total amount of the adjustment is approximately $594,000. Since this amount was paid directly to investors by the General Partner, it is not reflected in these financial statements. The General Partner has determined that interest has been calculated appropriately since November 1996.

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

MLIP estimates that the round-turn equivalent commission rate charged to the Partnership during the years ended December 31, 1997, 1996 and 1995, was approximately $130, $80 and $90, respectively (not including, in calculating round-turn equivalents, forward contracts on a futures-equivalent basis).

MLIP pays the Advisors annual Consulting Fees ranging up to 2% of the Partnership's average month-end assets, after the reduction for a portion of brokerage commissions.

The Partnership trades forward contracts through a foreign exchange service desk (the "F/X Desk") established by MLIP. The F/X Desk gives the Partnership access to counterparties in addition to (but also including) Merrill Lynch International Bank ("MLIB"). MLIP or another Merrill Lynch entity charges a service fee equal to, at current exchange rates, approximately $5.00 to $12.50 on each purchase or sale (not round-turn) of a futures contract-equivalent face amount of a given currency traded in the forward markets. No service fees are charged on trades awarded to MLIB (which receives bid-ask spreads on such trades).

In its exchange of futures for physical ("EFP") trading with Merrill Lynch, the Partnership acquires spot or forward (collectively, "cash") currency positions through the F/X Desk in the same manner and on the same terms as in the case of the Partnership's other F/X Desk trading. When the Partnership exchanges these positions for futures, there is a differential between the prices of the two positions. This differential reflects, in part, the different settlement dates of the cash and the futures contracts and prevailing interest rates, but also includes a pricing spread in favor of MLIB or another Merrill Lynch entity. The Advisors, to date, have made little use of EFPs.

The Partnership's F/X Desk service fee and EFP differential costs have, to date totaled no more than .25 of 1% per annum of the Partnership's average month-end assets.

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

In the case of the Trading LLCs, as defined in Note 5, each Trading LLC entered an Advisory Agreement with an Advisor.

Profit Shares, generally ranging from 15% to 25% of any New Trading Profit, as defined, recognized by each Advisor, considered individually irrespective of the overall performance of the Partnership, either as of the end of each calendar quarter or year, are paid by the Partnership to each Advisor. Profit Shares are also paid out in respect of Units redeemed as of the end of interim months to the extent of the applicable percentage of any New Trading Profit attributable of such Units.

4.  WEIGHTED AVERAGE UNITS

The weighted average number of Units outstanding was computed for purposes of disclosing net income per weighted average Unit. The weighted average number of Units outstanding at December 31, 1997, 1996 and 1995 equals the Units outstanding as of such date, adjusted proportionately for Units redeemed based on the respective length of time each was outstanding during the preceding period.

5.  INVESTMENTS

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

The investments are reflected in the financial statements at fair value based upon the Partnership's interest in each Trading LLC. Fair value is equal to the market value of the net assets of each Trading LLC. The resulting difference between cost and fair value is reflected on the Statements of Income as income or loss from investments.

As of December 31, 1997 and 1996 the Partnership had investments in the ML Chesapeake Diversified L.L.C. ("Chesapeake LLC") and ML Sjo Prospect L.L.C ("SJO LLC") as follows:

                                   1997                 1996
                              ----------------     ----------------

Chesapeake LLC                    $ 3,383,225          $ 3,680,154
SJO LLC                             3,405,825                   -
                              ----------------     ----------------
Total                             $ 6,789,050          $ 3,680,154
                              ================     ================


Total revenues and fees with respect to such investment are set forth as follows:


For the year ended          Total               Brokerage               Administrative              Profit          Income from
December 31, 1997          Revenue             Commissions                   Fees                   Shares          Investments

Chesapeake LLC         $   663,146            $ 317,350                    $  8,977              $ 68,234               $ 268,585
SJO LLC                    670,202              320,343                       9,063                37,490                 303,306
                       ------------           ----------                  ----------            ----------             -----------
Total                  $ 1,333,348            $ 637,693                    $ 18,040             $ 105,724               $ 571,891
                       ============           ==========                  ==========            ==========             ===========


For the year ended          Total               Brokerage               Administrative              Profit          Income from
December 31, 1996          Revenue             Commissions                   Fees                   Shares           Investment

Chesapeake LLC         $   105,002            $  63,652                    $  1,632             $   1,941               $  37,777
                       ============           ==========                  ==========            ==========             ===========

Condensed statements of financial condition as of December 31, 1997 and 1996 and statements of income for the years ended December 31, 1997 and 1996 for Chesapeake LLC and SJO LLC are set forth as follows:

                                                   1997                         1996
                                    -----------------------------------  ------------------
                                       Chesapeake            SJO            Chesapeake
                                           LLC               LLC                LLC
                                    ------------------ ----------------  ------------------
Assets                                   $ 17,195,182     $ 21,240,207        $ 21,273,568
                                    ================== ================  ==================

Liabilities                                 $ 704,681      $ 2,058,617           $ 579,289
Members' Capital                           16,490,501       19,181,590          20,694,279
                                    ------------------ ----------------  ------------------

Total                                    $ 17,195,182     $ 21,240,207        $ 21,273,568
                                    ================== ================  ==================

Revenues                                  $ 3,480,490      $ 3,903,267           $ 608,594

Expenses                                    2,055,125        2,144,078             382,949
                                    ------------------ ----------------  ------------------

Net Income                                $ 1,425,365      $ 1,759,189           $ 225,645
                                    ================== ================  ==================

6.  FAIR VALUE AND OFF-BALANCE SHEET RISK

The Partnership trades futures, options on futures and forward contracts in interest rates, stock indices, commodities, currencies, energy and metals. The Partnership's total trading results by reporting category for the years ended December 31, 1997, 1996 and 1995 were as follows:


                                                Total Trading Results
                           ----------------------------------------------------
                               1997               1996               1995
                           --------------     --------------     --------------
Interest Rates and
  Stock Indices                 $ 58,472          $ 496,284        $ 3,053,438
Commodities                     (159,382)           (60,267)           164,606
Currencies                       382,671            978,020          1,104,325
Energy                            41,509          1,040,803            476,395
Metals                            49,555         (1,097,949)        (1,186,728)
                           --------------     --------------     --------------
                               $ 372,825        $ 1,356,891        $ 3,612,036
                           ==============     ==============     ==============


Market Risk

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

The General Partner has procedures in place intended to control market risk, although there can be no assurance that they will, in fact, succeed in doing so. The procedures focus primarily on monitoring the trading of the Advisors selected from time to time for the Partnership, calculating the Net Asset Value of the Advisors' respective Partnership accounts as of the close of business on each day and reviewing outstanding positions for over-concentrations - both on an Advisor-by-Advisor and on an overall Partnership basis. While the General Partner does not itself intervene in the markets to hedge or diversify the Partnership's market exposure, the General Partner may urge Advisors to reallocate positions, or itself reallocate Partnership assets among Advisors (although typically only as of the end of a month) in an attempt to avoid over-concentrations. However, such interventions are unusual. Except in cases in which it appears that an Advisor has begun to deviate from past practice and trading policies or to be trading erratically, the General Partner's basic risk control procedures consist simply of the ongoing process of Advisor monitoring and selection, with the market risk controls being applied by the Advisors themselves.

Fair Value

The derivative instruments traded by the Partnership are marked to market daily with the resulting unrealized profit (loss) recorded in the Statements of Financial Condition and the related profit (loss) reflected in trading revenues in the Statements of Income.

The contract/notional values of open contracts as of December 31, 1997 and 1996 were as follows:

                                                  1997                                                  1996
                         --------------------------------------------------      -----------------------------------------------
                             Commitment to               Commitment to              Commitment to             Commitment to
                           Purchase (Futures,            Sell (Futures,           Purchase (Futures,          Sell (Futures,
                             Options & Forwards)         Options & Forwards)        Options & Forwards)    Options & Forwards)
                         -------------------------------------------------------------------------------------------------------
Interest Rates and
  Stock Indices                    $  5,031,192               $    742,619               $         -                $         -
Commodities                              26,500                    253,889                          -                         -
Currencies                           11,161,667                 15,160,081                  4,983,334                 8,047,276
Energy                                        -                    456,740                          -                         -
Metals                                        -                     58,575                    203,772                   203,772
                         -----------------------      ---------------------      ---------------------     ---------------------
                                   $ 16,219,359               $ 16,671,904               $  5,187,106               $ 8,251,048
                         =======================      =====================      =====================     =====================

Substantially all of the Partnership's derivative instruments outstanding at December 31, 1997, expire within one year.

The contract/notional values of the Partnership's open exchange-traded and non-exchange-traded open derivative instrument positions as of December 31, 1997 and 1996 were as follows:

                                             1997                                                    1996
                        ----------------------------------------------          ---------------------------------------------
                          Commitment to              Commitment to                Commitment to             Commitment to
                        Purchase (Futures,           Sell (Futures,             Purchase (Futures,         Sell (Futures,
                           Options & Forwards)         Options & Forwards)        Options & Forwards)    Options & Forwards)
                        -----------------------------------------------------------------------------------------------------
Exchange-
  Traded                       $ 5,419,491                $ 4,112,608                 $         -               $         -
Non-Exchange-
  Traded                        10,799,868                 12,559,296                    5,187,106                 8,251,048
                        -------------------        -------------------          -------------------      --------------------
                              $ 16,219,359               $ 16,671,904                  $ 5,187,106               $ 8,251,048
                        ===================        ===================          ===================      ====================

The average fair values, based on contract/notional values, of the Partnership's derivative instrument positions which were open as of the end of each calendar month during the years ended December 31, 1997 and 1996 were as follows:

                                                 1997                                                 1996
                         -------------------------------------------------    --------------------------------------------------
                             Commitment to              Commitment to             Commitment to               Commitment to
                          Purchase (Futures,           Sell (Futures,          Purchase (Futures,            Sell (Futures,
                            Options & Forwards)        Options & Forwards)        Options & Forwards)      Options & Forwards)
                         -------------------------------------------------------------------------------------------------------
Interest Rates and
    Stock  Indices                 $ 6,524,597                $ 2,675,877              $ 63,801,511                $ 29,975,829
Commodities                            316,417                    237,959                 7,411,870                     670,528
Currencies                           6,866,705                  9,184,590                 9,913,048                  12,448,727
Energy                                 279,102                    249,165                 2,537,389                     613,726
Metals                                 117,033                    178,938                 9,385,390                   2,926,264
                         ----------------------     ----------------------    ----------------------      ----------------------
                                  $ 14,103,854               $ 12,526,529              $ 93,049,208                $ 46,635,074
                         ======================     ======================    ======================      ======================

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

The gross unrealized profit and net unrealized profit on the Partnership's open derivative instrument positions as December 31, 1997 and 1996 were as follows:

                                       1997                                        1996
                       ----------------------------------       ------------------------------------
                         Gross Unrealized      Net Unrealized     Gross Unrealized    Net Unrealized
                              Profit               Profit              Profit            Profit
                       -----------------------------------------------------------------------------
Exchange-
  Traded                     $ 69,448           $ 59,134            $       -               $     -
Non-Exchange-
  Traded                      286,112              9,082               59,798                 3,892
                       ---------------       ------------       --------------        --------------
                            $ 355,560           $ 68,216            $  59,798               $ 3,892
                       ===============       ============       ==============        ==============

The Partnership controls credit risk by dealing almost exclusively with Merrill Lynch entities as brokers and counterparties.

The Partnership, in its normal course of business, enters into various contracts, with MLF acting as its commodity broker. Pursuant to the brokerage arrangement with MLF, to the extent that such trading results in receivables from and payables to MLF, these receivables and payables are offset and reported as a net receivable or payable.


                To the best of the knowledge and belief of the undersigned, the information contained in this report is accurate and complete.


                          /s/ Michael A. Karmelin

                              Michael A. Karmelin
                            Chief Financial Officer
                    Merrill Lynch Investment Partners Inc.
                              General Partner of
                        ML Futures Investments II L.P.